EXHIBIT 23.1

The Board of Directors
Nuevo Energy Company:


We consent to incorporation by reference in the registration statement (No. 33-43329) on Form S-8, registration statement (No. 33-70108) on Form S-8, registration statement (No. 333-21063) on Form S-8 and registration statement (No. 333-16231) on Form S-3 of Nuevo Energy Company of our report dated
February 21, 1997, relating to the consolidated balance sheets of Nuevo Energy Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Nuevo Energy Company.


                                                           KPMG PEAT MARWICK LLP

Houston, Texas
March 10, 1997